Exhibit 4.3

GREENBACKER RENEWABLE ENERGY COMPANY LLC THIRD AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

Greenbacker Renewable Energy Company LLC, a Delaware limited liability company (the “Company”), has adopted the following Third Amended and Restated Distribution Reinvestment Plan (the “DRP”). Capitalized terms shall have the same meaning as set forth in the Company’s Fifth Amended and Restated Limited Liability Company Operating Agreement (as such agreement may be further amended or amended and restated the “Operating Agreement”), unless otherwise defined herein.

1.    Distribution Reinvestment. As an agent for the members (“Members”) of the Company who (i) purchased shares of the Company’s Class A, Class C or Class I limited liability company interests (collectively, the “Public Shares”) pursuant to the Company’s prior public offerings, (ii) purchased shares of the Company’s Class P-A, Class P-I, Class P-D, Class P-T or Class P-S limited liability company interests (collectively, the “Private Shares” and, together with the Public Shares, the “Shares”) pursuant to the Company’s prior private offerings or (iii) purchases Shares, or any new classes of shares, pursuant to any future public or private offering of the Company (a “Future Offering”), and who elect to participate in the DRP (the “Participants”), the Company will apply all cash distributions, other than Designated Special Distributions (as defined below) (“Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such Participants directly, if permitted under state securities laws. The Shares purchased under the DRP shall be of the same Share class as the Shares with respect to which the Participant is receiving cash distributions to be reinvested through DRP. As used in the DRP, the term “Designated Special Distributions” shall mean those cash or other distributions designated as Designated Special Distributions by the Board of Directors.

2.    Participation. Any Member who (i) purchased Public Shares pursuant to the Company’s prior public offerings, (ii) purchased Private Shares pursuant to the Company’s prior private offerings or (iii) purchases Shares, or any new classes of shares, pursuant to any Future Offering may elect to become a Participant by completing and executing a subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company from time to time. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization, provided such subscription, enrollment or authorization is received at least 15 business days prior to the last day of the calendar month. Shares will be purchased under the DRP on the date that Distributions are paid by the Company. Each Participant agrees that if, at any time prior to the listing of the Shares on a national securities exchange, he or she does not meet the minimum income and net worth standards established for making an investment in the Company or cannot make the other representations or warranties set forth in the subscription agreement or other applicable enrollment form, he or she will promptly so notify the Company in writing. Participation in the DRP shall continue until such participation is terminated in writing by the Participant pursuant to Section 7 below.

3.    Share Purchases. Any purchases of Shares under the DRP will be dependent on the continued registration of the securities or the availability of an exemption from registration under the Securities Act of 1933, as amended, or in the Participant’s home state, as applicable. The offering price per share will be based on the then current monthly share value per share for each class of Shares, which will be calculated on a monthly basis. As of February 1, 2023, the then current monthly share value per share was $8.308 per Class A share, $8.185 per Class C share, $8.310 per Class I share, $8.626 per Class P-A share, $8.810 per Class P-I share, $8.828 per Class P-D share, $8.864 per Class P-T share and $8.872 per Class P-S share. Participants in the DRP may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Shares under the DRP to the extent that any such purchase would cause such Participant to violate any provision of the Operating Agreement. Shares issued under the DRP will have the same voting rights as our other Shares of the same class.

4.    Timing of Purchases. The plan administrator will make every reasonable effort to reinvest all Distributions on the day the cash Distribution is paid, except where necessary for the Company to comply with applicable securities laws. If, for any reason beyond the control of the plan administrator, reinvestment of the Distribution cannot be completed within 30 days after the applicable distribution payment date, Participants’ funds held by the plan administrator will be distributed to the Participants.

5.    Taxation of Distributions. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE THE PARTICIPANT OF ANY TAXES WHICH MAY BE PAYABLE AS A RESULT OF THOSE DISTRIBUTIONS AND THEIR REINVESTMENT IN SHARES PURSUANT TO THE TERMS OF THE DRP.

6.    Commissions. The Company will not pay any selling commissions or other remuneration, directly or indirectly, in connection with Shares sold under the DRP. The Company will pay the plan administrator’s fees under the DRP.

7.    Termination by Participant. A Participant may terminate participation in the DRP at any time by written instructions to that effect to the plan administrator. To be effective on a distribution payment date, the notice of termination must be received by the plan administrator at least 10 days before that distribution payment date. The plan administrator may also terminate any Participant’s account at any time in its discretion by notice in writing mailed to such Participant. Prior to a listing of the Shares on a national securities exchange, any transfer of such Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. Upon termination of DRP participation, future Distributions, if any, will be distributed to the Member in cash.

All correspondence concerning the DRP should be directed to the plan administrator by mail at Greenbacker Renewable Energy Company, LLC, c/o SS&C Technologies Inc., P.O. Box 219255, Kansas City, MO 64121-9255.

8.      Amendment, Suspension or Termination by the Company. The Company reserves the right to amend, suspend or terminate the DRP any time by the giving of written notice to each Participant at least 10 days prior to the effective date of the amendment, supplement or termination.

9.      No Share Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form only.

10.   Reports. The Company shall provide to each Participant a confirmation at least once every calendar quarter showing (i) the number of Shares owned by such Participant at the beginning of the covered period, (ii) the amount of the Distributions paid in the covered period and (iii) the number of Shares owned at the end of the covered period. During each fiscal quarter, but in no event later than 30 days after the end of each fiscal quarter, the Company’s transfer agent will mail and/or make electronically available to each Participant, a statement of account describing, as to such Participant, (i) the distributions received during such quarter, (ii) the number of Shares purchased during such quarter, and (iii) the per share purchase price for such Shares.

11.    Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Shares are purchased or sold for Participant’s account.